EXHIBIT 10.1

LSI INDUSTRIES INC.

NAMED EXECUTIVE OFFICER

FY2019 SHORT TERM INCENTIVE PLAN

Document date: August 15, 2018

LSI INDUSTRIES INC.

NAMED EXECUTIVE OFFICER

FY2019 SHORT TERM INCENTIVE PLAN

August 15, 2018

The Fiscal Year 2019 Short Term Incentive Plan (FY19 STIP) for Named Executive Officers (NEOs) is designed to motivate the NEOs to achieve the Company's FY19 operating plan and its net sales and operating income objectives. The FY19 STIP has been approved by the Compensation Committee of the Board of Directors and provides for the payment of cash incentive awards if the stated FY19 operating plan objectives are achieved.  There are three elements of the STIP.

1.	Bonus Potential determines the percentage incentive award payout to the NEOs based on the achievement of the FY19 operating plan objectives.

		Threshold Plan Achievement	Target 100% Plan Achievement	Maximum 110% Plan Achievement
B6	CEO	50.0%	100.0%	200.0%
B5A	CFO & CCO	25.0%	50.0%	100.0%
B5	Other NEOs	20.0%	40.0%	80.0%

2.
Performance Mix determines the bonus weighting assigned to the performance of the Company and / or to the performance of a specific business segment.  The FY19 STIP assigns a 100% weighting factor to Company performance for the NEOs.

3.
Metrics determine the performance objectives and the percentage weighting assigned to each performance metric.  The FY19 STIP maintains the net sales objective (50% weighting) and an operating income objective (50% weighting).

Metrics %	FY 2018	FY 2019
Sales	50%	50%
Operating Income	50%	50%
Total	100%	100%

The payment of any FY19 STIP incentive award is conditioned on achievement of the operating income threshold which for purposes of the FY19 STIP is $9,612,000.

The following example calculation is provided for illustrative purposes only.  It shows the incentive award calculation for a category B5 NEO.

The following rules govern the FY19 STIP:

A.
The FY19 STIP will take into account the Company's consolidated results. The use of consolidated results as a determinant of the FY19 STIP incentive award provides motivation for each NEO to work for the success of the entire corporate enterprise.

B.	The Compensation Committee may make modifications to the calculated incentive award to decrease or increase an incentive award for special objectives, achievements and other factors or circumstances.

C.
The determination of the achievement of the Company's net sales and operating income objectives will be calculated based upon actual reported FY19 results and may be adjusted for certain unusual or non-recurring items as approved by the Compensation Committee.  There will be a straight line interpolation of actual achievement compared to the FY19 business objectives when determining the actual incentive payment percentage.

D.
FY19 STIP participants must be employed by the Company on the date when incentive awards are paid related to FY19.  Any NEO who terminates employment or whose employment is terminated on or before the incentive payment date is not eligible for an incentive payment.

E.
Any type of lengthy leave of absence may result in an adjustment of the calculated incentive award.  A leave of absence includes time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

F.
If an NEO retires during the fiscal year at normal retirement age or under a Company approved plan of retirement, the Compensation Committee may consider payment of a pro-rated incentive award based upon the actual amount of base salary received during the fiscal year prior to the date of retirement.

G.
If an NEO becomes disabled (as defined by Social Security) or dies during the fiscal year, the Compensation Committee may consider the payment of a pro-rata incentive award to such NEO's beneficiary based upon the actual amount of base salary received during the fiscal year prior to the date of death or disability.

H.
FY19 STIP incentive awards are subject to assignment laws and other laws that may require payment of the incentive award to an individual other than the named executive officer (e.g., IRS tax levies, child support arrearages, etc.).  The Company will comply with all such applicable assignment laws.

I.
The Company reserves the right to amend, reduce, modify, interpret or discontinue all or part of the FY19 STIP with or without reason as the Compensation Committee deems advisable in its sole and absolute discretion.

J.	The FY19 STIP does not create or imply the existence of a contract of employment.

K.	The NEO's base salary rate in effect as of January 1, 2019 shall be used to calculate the incentive award under the FY19 STIP.

L.
The Company reserves the right to require each NEO to execute and deliver to the Company a non-compete / non-solicitation agreement as a condition of the payment of any incentive award under the FY19 STIP.